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                                                                    EXHIBIT 23.4




                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 4, 1999 on the consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1998 and 1997 and for the three years ended December 31, 1998 and our report dated November 15, 1999 on our examination of the Pro Forma Combined Statement of Income for the year ended December 31, 1998 and to all references to our Firm included in this registration statement.


                                                          /s/Arthur Anderson LLP


Detroit, Michigan,
 November 24, 1999